Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BY-LAWS

of

WINDTREE THERAPEUTICS, INC.

The Amended and Restated By-Laws (the “Bylaws”), of Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective as of June 3, 2022.

1.	Section 5 of ARTICLE I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Quorum. At all meetings of the stockholders, the holders of one third of the votes of the shares of stock of the Corporation issued and outstanding and entitled to vote shall be present in person or by proxy to constitute a quorum for the transaction of any business, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class shall be present in person or by proxy, or except as otherwise provided by statute or in the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”). In the absence of a quorum, the holders of a majority of the votes of the shares of stock present in person or by proxy and entitled to vote, or if no stockholder entitled to vote is present, then the chairman of the meeting, as set forth in Section 6 below, may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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WINDTREE THERAPEUTICS, INC.

CERTIFICATE OF ADOPTION OF

AMENDMENT TO AMENDED AND RESTATED BY-LAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Corporate Secretary of Windtree Therapeutics, Inc., a Delaware corporation, and that the foregoing Amendment to the Amended and Restated By-Laws constitutes the entire amendment to the Amended and Restated By-laws, as duly adopted by the Board of Directors on June 3, 2022.

/s/ John P. Hamill
John P. Hamill
Corporate Secretary